EXHIBIT 99.1

www.bankrate.com
FOR IMMEDIATE RELEASE

Bankrate Launches Cost-Per-Click Pricing On Interest Rate Tables
Reaching Internet Consumers is More Cost-Effective for Most Banks and Mortgage Brokers

New York, NY - October 3, 2005 - Bankrate, Inc. (Nasdaq: RATE) announced today that it has launched a new pay-for-performance pricing structure for its interest rate table advertising business. The new pricing structure is a cost-per-click (CPC) model, which was implemented on October 1, 2005. Financial marketers will now pay Bankrate each time an Internet consumer clicks on a rate table listing. Previously, Bankrate charged financial institutions a flat monthly fee to list their rates and receive a hyperlink to their Internet site. Financial marketers such as mortgage brokers, banks, thrifts and savings & loan institutions use Bankrate as a channel to reach Internet consumers who are researching and purchasing financial products such as mortgages or certificates of deposit. There is no change to the consumer experience on Bankrate rate tables; consumers will still be able to compare rates on over 300 financial products from more than 4,800 institutions, for free.

The Bankrate cost-per-click pricing is organized in tiers. Pricing in the Bankrate mortgage interest rate tables range from $1.75 to $5.25 per click. The CPC pricing for other financial products categories varies from $1.75 to $6.00 per click. Advertisers and ad agencies can find additional information about the new pricing structure at http://www.bankrate.com/cpcmediakit.

“The new pricing structure is more equitable for our advertisers, while the consumer continues to enjoy access to our comprehensive, objective and free rate tables for which Bankrate is well known,” said Thomas R. Evans, President and CEO of Bankrate, Inc.

Additional information on Bankrate’s CPC pricing:

•	Bankrate’s CPC prices are not auction-based, but a fixed-price by tier. Rate tables are populated on a random basis and consumers can sort by brand name, interest rate or APR.

•	Advertisers pay only when a consumer clicks on their links or phone number icon. There are no start-up costs.

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Bankrate’s CPC price structure is based on a methodology that considers prevailing Internet market conditions, real estate prices, home values, third party data, Bankrate’s historical data and several other factors.

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About Bankrate, Inc.
Bankrate, Inc. (Nasdaq:RATE) owns and operates Bankrate.com, the Internet's leading consumer banking marketplace. Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes, debt management and college finance. It is the leading aggregator of more than 300 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com reviews more than 4,800 financial institutions in 575 markets in 50 states. In 2004, Bankrate.com had over 38 million unique visitors. Bankrate.com provides financial applications and information to a network of more than 75 partners, including Yahoo! (Nasdaq: YHOO), America Online (NYSE: TWX), The Wall Street Journal (NYSE: DJ) and The New York Times (NYSE: NYT). Bankrate.com's information is also distributed through more than 100 national and state publications.

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For more information contact:
Bruce J. Zanca
SVP, Chief Marketing and Communications Officer
bzanca@bankrate.com
(917) 368-8648